Exhibit 10.22

FIRST ADDENDUM TO THE SECURITIES PURCHASE AGREEMENT AND SENIOR SECURED CONVERTIBLE NOTES

Between

PSYENCE BIOMEDICAL LTD., a corporation existing under the laws of Ontario, Canada (the "Company")

PSYENCE BIOMED II CORP., a corporation existing under the laws of Ontario, Canada ("Biomed II")

HARRADEN CIRCLE INVESTORS, LP, a fund, account, and/other investment vehicle managed by Harraden Circle Investments, LLC ("HCI")

HARRADEN CIRCLE SPECIAL OPPORTUNITIES, LP, a fund, account, and/other investment vehicle managed by Harraden Circle Investments, LLC ("HCSO", and together with HCI the "Holders")

and

Newcourt SPAC Sponsor LLC ("Sponsor")

(collectively, the "Parties")

1	RECITALS
1.1

On January 15, 2024, the Company and Biomed II entered into (i) the Securities Purchase Agreement ("Harraden SPA") with the Holders and the Sponsor, relating to up to four senior secured convertible notes (each a "Note" and collectively the "Notes") obligations under which are guaranteed by certain assets of the Company and Biomed II, issuable to the Holders for the aggregate principal amount of up to $12,500,000 in exchange for up to $10,000,000 in subscription amounts, and (ii) the Lock-Up Agreement ("Lock-Up Agreement") with Psyence Group Inc. ("PSYG") restricting certain transactions by PSYG.

1.2

The two first tranche notes, for an aggregate of $3,125,000, were delivered by the Company to the Holders on January 25, 2024, in exchange for an aggregate of $2,500,000 in financing ("First Tranche Notes").  On May 31, 2024, the Notes (the "May Second Tranche Notes") for the initial portion of the second tranche of the financing (the "Second Tranche"), for a total of $312,500 of principal in exchange for a total of $250,000 in subscription amounts, were issued to the Holders.  On June 14, 2024, the Company issued two additional Notes (the "June Second Tranche Notes") for an additional portion of the Second Tranche, for an aggregate total of $312,500 principal in exchange for $250,000 provided by the Holders.  In July 2024, the Company issued two additional Notes (the "July Second Tranche Notes") for an additional portion of the Second Tranche, for an aggregate total of $625,000 principal in exchange for $500,000 provided by the Holders.  The May, June and July Second Tranche Notes shall be collectively referred to as the "Second Tranche Notes".

1.3	Pursuant to Section 4.8 of the Harraden SPA, the Company and its subsidiaries are restricted from issuing shares pursuant to certain transactions enumerated therein.
1.4

Pursuant to Section 2(i) of the Registration Rights Agreement ("RRA" and collectively with the Harraden SPA and the Notes, the "Transaction Documents"), dated January 15, 2024, entered into by and between the Company and the Holders, the Company is restricted from registering certain issuances of shares as set forth therein.

1.5	Pursuant to Section 1 of the Lock-Up Agreement, PSYG may not transfer its shares of Common Stock for a period of time.
1.6

On July 25, 2024, the Company entered into a Common Stock Purchase Agreement (the "WLC SPA") with White Lion Capital, LLC ("WLC") and a related registration rights agreement whereby the Company has the right, but not the obligation, to require WLC to purchase, from time to time, up to $25,000,000 in aggregate gross purchase price of newly issued shares of the Company’s common shares, no par value (the "Common Stock"), subject to certain limitations and conditions set forth in the WLC SPA.

1.7

Furthermore, pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and/or Rule 506 of Regulation D promulgated thereunder, the Company desires to issue and sell to investors securities of the Company and to register the resale of such securities ("Offering").

1.8

In addition, the Company may desire to issue or register securities pursuant to other transactions in the future, whether in connection with a financing transaction, creditor settlement, acquisition, share employment plan or otherwise ("Future Issuances").

1.9	Following the Effective Date, PSYG wishes to transfer some of the shares of Common Stock that it holds.
1.10

In addition to the terms defined elsewhere in this first addendum to the Harraden SPA and the Notes ("Addendum") capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Harraden SPA and the Notes (as the case may be) or in the annexures thereto.

1.11	The Parties wish to create additional obligations and make certain amendments to the Harraden SPA and the Notes and include additional clauses thereto.
1.12	The Parties wish to record these additional obligations and amendments in writing.
2	EFFECTIVE DATE AND CONDITIONS PRECEDENT
2.1

This Addendum shall be effective upon on the date that all of the conditions specified in clause 2.2 are satisfied (the "Effective Date"), subject to the fulfilment or waiver (as the case may be) of the suspensive conditions ("Conditions Precedent") contained in clause 2.2.

2.2	This Addendum shall become effective upon the following:
2.2.1

by not later than 17h00 on August 27, 2024, the board of directors of PBM approves and ratifies the entering into of the WLC SPA, the Offering and this Addendum and all other agreements and transactions contemplated therein;  and

2.2.2	The Holder Warrants being issued no later than August 27, 2024.
2.2.3	The Holder Shares being issued no later than August 27, 2024
2.3	In the event that the provisions of clause 2.2 are not satisfied, this Addendum shall be void and of no further force or effect.
2.4	Unless all the Conditions Precedent have been fulfilled or waived by not later than the relevant dates for fulfilment thereof set out in clause 2.2 (or such later date or dates as may be agreed in writing between the Parties) the provisions of this Addendum, save for clauses 1, 2, 7 and 8, which will remain of full force and effect, will never become of any force or effect and the status quo ante will be restored as near as may be and neither of the Parties will have any claim against the other in terms hereof or arising from the failure of the Conditions Precedent.

3	SETTLEMENT OF THE FIRST TRANCHE AND SECOND TRANCHE NOTES
3.1	Extinguishing the First and Second Tranche Notes
3.1.1

Within five (5) days after the effectiveness of the post-effective amendment to the registration statement on Form F-1 to be filed in connection with the resale by the Holders of the Company’s common shares (the "Conversion Date"), and in accordance with Section 5(e) of the First and Second Tranche Notes, the Holders shall convert the maximum amount permitted under Section 2.1(e) of the Harraden SPA as of the Effective Date of the First Tranche and Second Tranche Notes ("Outstanding Note Amount") at the Conversion Price applicable on the Effective Date, .

3.1.2

Subject to the limitation specified in Section 2.1(e) of the Harraden SPA, in accordance with Section 5(e)(ii) of the First and Second Tranche Notes, the Holders shall, by the Conversion Date, complete, manually sign and deliver an irrevocable Notice of Conversion and state in writing therein the Outstanding Note Amount to be converted, the numbers of Conversion Shares and the name or names (with addresses) in which the Holder wishes the Common Shares to be delivered upon settlement of the conversion to be registered, and, if required, pay all transfer or similar taxes, if any.

3.2	Full and Final Settlement
3.2.1

Due performance of clause 3.1 by the Parties shall result in the extinguishment of the portion of the First and/or Second Tranche Notes converted as of the Effective Date and constitute full and final settlement of all and any claims which the Parties may have against each other or any of their respective shareholders, directors, employees and agents, of whatsoever nature and howsoever arising with respect to the portion of the First and Second Tranche Notes extinguished.  For avoidance of doubt Holders will retain all rights under the Transaction Documents pertaining to the unextinguished portion of the First and Second Tranche Notes outstanding as of the Effective Date until such time as the full value of the outstanding principal amount of the First and Second Tranche Notes outstanding as of the Effective Date has been converted.

3.2.2

For purposes of this Addendum, claims includes without limitation thereto any action, application, arbitration, cause of action, complaint, cost, debt due, demand, determination, enquiry, judgment, cost order and verdict at common law; constituting a delict; in equity; arising under contract; and arising under any statute, regulation or otherwise howsoever.

3.2.3	Without limitation to the generality of clause 3.2.2 -
3.2.3.1

the Holders waive their respective rights to call an "Event of Default" under the Transaction Documents with respect to the Company’s failure to cause the Registration Statement to become effective within (3) months following the First Tranche Closing, and any deficiency notice received from Nasdaq prior to the Effective Date.  Furthermore, Holders agree to abandon their respective rights to invoke the provisions of section 6(a) read with sub-section (b) (Remedies Upon Event of Default) of the Notes in connection therewith, and additionally, the Holders undertake not to pursue any rights and remedies provided to them under the Security Agreement in connection therewith; and

3.2.3.2

the Holders waive all penalties or liquidated damages payable under the Transaction Documents with respect to the Events of Default that were waived pursuant to clause 3.2.3.1 (the “Waived Defaults”) which are due as at the Effective Date (if any) and undertake not to pursue any rights and remedies provided to them under the Transaction Documents with respect to any penalties or liquidated damages payable under the Transaction Documents with respect to the Waived Defaults which are due as at the Effective Date (if any).

4	AMENDMENTS TO THE HARRADEN SPA AND RRA

Pursuant to Section 5.4 of the Harraden SPA and Section 10 of the RRA, respectively, the Harraden SPA and RRA are hereby amended as follows:

4.1	The addition of the following provision at the end of Section 2.1(b) of the Harraden SPA (Sale of Note):

"The Conversion Price (as defined in the Notes) of the portion of the Second Tranche Note not draw down prior to August 13, 2024, Third Tranche Note and Fourth Tranche Note shall, at all times, be subject to a conversion floor of $0.50 ("Conversion Floor"), and accordingly, the Conversion Price and Conversion Reset of these Notes shall in no event be lower than the Conversion Floor."

4.2	Section 4.8 of the Harraden SPA (Subsequent Equity Sales) shall not apply with respect to the WLC SPA or with respect to any Future Issuance at no less than $0.50 per share.
4.3

The last sentence of Section 2(i) of the RRA (No Inclusion of Other Securities) shall not apply with respect to the registration of shares issued pursuant to the WLC SPA or pursuant to any Future Issuance at no less than $0.50 per share.

5	CONSENT & CONSIDERATION
5.1

The Holders hereby consent to the Company entering into the WLC SPA, the Offering and any Future Issuance at no less than $0.50 per share, and to register the sale or resale of any securities issued thereto, and consent to all transactions contemplated therein.

5.2

In consideration for the waiver and abandonment of the Holder's claims and entitlements as contemplated in clause 3 and the consent set out in clause 5.1, the Company agrees to pay the Holders a fee in connection with an Offering as follows:

5.2.1

The Company shall pay to the Holders a cash fee ("Cash Fee") equal to 50% of the aggregate gross proceeds raised at each closing of any future Offering (each, a "Closing") until $655,625.00 has been paid to the Holders; provided, however, that 50% of the Cash Fee may be paid in shares of Common Stock, in lieu of cash, at a price of $0.50 per share (“Fee Shares”), in the event that within 2 months from the Effective Date the aggregate gross amount raised in any future Offerings is less than $5,000,000.  The relevant portion of the Cash Fee shall only become payable within 5 (five) business days of receipt of such proceeds by the Company.

5.2.2

Promptly after the signing hereof, the Company shall issue to the Holders or their respective designees 1,000,000 Common Shares (“Holder Shares”).  The Holder Shares represent additional Common Shares that should have been issued to the Holder pursuant to prior conversions of the First Tranche Notes.

5.2.3

Promptly after the signing hereof, the Company shall issue to the Holders or their respective designees warrants (the "Holder Warrants") to purchase 500,000 (five hundred thousand) Common Shares, on the following terms:

5.2.3.1	The Holder Warrants shall have an exercise price of $0.50 (fifty US cents); and
5.2.3.2	The Holder Warrants shall be in the form attached to this agreement as Exhibit A.
5.2.4	The Fee Shares, Holder Shares and shares underlying the Holder Warrants shall be deemed to be “Underlying Shares” and “Registrable Securities” under the terms of the RRA.
5.3

Pursuant to Section 2(h) of the Lock-Up Agreement, effective as of the Effective Date the Holders hereby consent to the release from lock-up of 500,000 shares of Common Stock held by PSYG (“Immediate Released Shares”) and hereby waive any restrictions set forth in the Lock-Up Agreement with respect to the Immediate Released Shares.  Additionally pursuant to Section 2(h) of the Lock-Up Agreement effective as of (5) days following the Holders performance of clause 3.1, the Holders hereby consent to the release from lock-up of 500,000 shares of Common Stock held by PSYG (the "Additional Released Shares"), and hereby waive any restrictions set forth in the Lock-Up Agreement with respect to the Additional Released Shares.

6	SAVINGS CLAUSE

Save to the extent specifically or by necessary implication modified in or inconsistent with the provisions of this Addendum, all the terms and conditions of the Transaction Documents shall mutatis mutandis continue in full force and effect. If there is any discrepancy between this Addendum and any of the Transaction Documents, this Addendum shall prevail.

7	COSTS

Each Party will bear and pay its own legal costs and expenses of and incidental to the negotiation, drafting, preparation and implementation of this Addendum.

8	SIGNATURE

Signed on behalf of the parties, each signatory hereto warranting that he/she has due authority to do so.

IN WITNESS WHEREOF THE PARTIES HAVE EXECUTED THIS ADDENDUM AS OF THE DATE FIRST WRITTEN ABOVE.

PSYENCE BIOMEDICAL LTD.

By:	/s/ Jody Aufrichtig
Name: Jody Aufrichtig
Title: Director

/s/
PSYENCE BIOMED II CORP.

	By:	/s/ Jody Aufrichtig
Name: Jody Aufrichtig
Title: Director

HARRADEN CIRCLE INVESTORS, LP, as Purchaser

	By:	/s/ Frederick V. Fortmiller
Name: Frederick V. Fortmiller
Title: Authorized Signatory

HARRADEN CIRCLE SPECIAL OPPORTUNITIES, LP, as Purchaser

	By:	/s/ Frederick V. Fortmiller
Name: Frederick V. Fortmiller
Title: Authorized Signatory

NEWCOURT SPAC SPONSOR LLC

	By:	/s/ Marc Balkin
Name: Marc Balkin
Title: Manager

EXHIBIT A

Form of Warrant